                                                             Exhibit m(1)(A)(ii)

DIRECTED SERVICES, INC.
1475 Dunwoody Drive, West Chester, PA 19380

                                 FORM OF LETTER

         July 30, 2003

         Board of Trustees
         ING Investors Trust
         7337 East Doubletree Ranch Road
         Scottsdale, Arizona  85258

         Re: Reduction in Fee Payable under ING Investors Trust Rule 12b-1
             Distribution Plan

         Ladies and Gentlemen:

                  For the funds listed on Schedule A of ING Investors Trust Rule 12b-1 Distribution Plan (the "Distribution Plan"), Directed Services, Inc. ("DSI") hereby waives a portion of the distribution fee payable to DSI under the Distribution Plan in an amount equal to 0.15% per annum on the average daily net assets attributable to Class R shares of the funds listed on Schedule A for the period August 1, 2003 through and including July 31, 2004. This waiver shall terminate upon termination of the Distribution Agreement.

                  Please indicate your agreement to this reduction in fee by executing below in the place indicated.

                                                 Sincerely,



                                                 Dave Jacobson
                                                 Chief Compliance Officer, and
                                                 Executive Vice President

         Agreed and Accepted:
         ING Investors Trust

         By:
               ------------------------------------
               Robert S. Naka
               Senior Vice President